Exhibit 99.1

Shineco, Inc. Announces Entering into a Securities Purchase Agreement with Gross Proceeds of US$2.2 Million

BEIJING, April 14, 2022 (GLOBE NEWSWIRE) -- Shineco, Inc. (“Shineco” or the “Company”; NASDAQ: SISI), a producer and distributor of Chinese herbal medicines, organic agricultural and other biotech products, announced that it has entered into a securities purchase agreement (the “Agreement”) on April 11, 2022 for the sale of aggregate gross proceeds of approximately US$2.2 million of its registered common stock at a price of $2.26 per share with an accredited investor. The closing of the transaction is expected to occur on or about April 15, 2022, subject to the satisfaction of customary closing conditions for this transaction.

The Company intends to use the net proceeds from this offering for working capital and general corporate purposes at the sole discretion of the Company.

This offering is being made pursuant to an effective shelf registration statement on Form S-3, as amended (File No. 333-250160), which was subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 23, 2021. A prospectus supplement describing the terms of the proposed offering has been filed with the SEC and available on the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor there any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Shineco, Inc.

Incorporated in Delaware in August 1997 and headquartered in Beijing, China, Shineco is a holding company. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce, and specialized textiles. For more information about Shineco, please visit www.biosisi.com.

Forward-Looking Statements

This press release contains information about Shineco’s view of its future expectations, plans and prospects that constitute forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, the impact of the COVID-19 pandemic, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in its registration statement and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Shineco assumes no obligation to update these forward-looking statements except as required by the applicable rules and regulations.

For more information, please contact:

Tina Xiao

Ascent Investor Relations LLC

Phone: +1-917-609-0333

Email: tina.xiao@ascent-ir.com